UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.   )
_____________________________________________

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
Kadant Inc.
(Name of the Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 11, 2022, the Company issued the following letter to stockholders in response to the recent report of Institutional Shareholder Services:

KADANT INC. One Technology Park Drive Westford, MA 01886 USA Tel: +1 978-776-2000 www.kadant.com
May 11, 2022
Dear Stockholder:

The purpose of this letter is to respond to the recent report issued by Institutional Shareholder Services (“ISS”) regarding the annual meeting of Kadant Inc. (“Kadant”) scheduled for May 18, 2022 (the “Annual Meeting”).

In its initial version of the report issued on May 5, 2022, ISS recommended a vote against our Chairman of the Board of Directors, Jonathan W. Painter, for an apparent lack of racial or ethnic diversity on the Board of Directors (the “Board”). We notified ISS immediately that their analysis was incorrect. ISS subsequently issued a corrected report on May 9, 2022, correctly reflecting that Rebecca Martinez O’Mara is a racially diverse member of the Board and, accordingly, recommending a vote FOR Mr. Painter. We strongly urge you to vote FOR each of the Board’s nominees at the Annual Meeting.

Thank you for your consideration. Your support is important to us. Kadant would welcome the opportunity to speak with you about this matter and any other governance issues that may be of importance to you. Please reach out to me at annualmeeting@kadant.com or (978) 776-2000 with any questions or to set up a call. In addition, Kadant has engaged Georgeson LLC, a proxy solicitation firm, for approximately $15,000 to assist us in soliciting votes FOR each of the Board’s nominees at the Annual Meeting.

Sincerely,

    Senior Vice President, General Counsel and Secretary